Exhibit 99.1

News Release

Prestige Brands, Inc. Announces Tender Offer and Consent Solicitation

IRVINGTON, N.Y., March 10, 2010 -- Prestige Brands Holdings, Inc. (NYSE: PBH) (the “Company”) announced today that its wholly-owned subsidiary Prestige Brands, Inc. (“Prestige Brands”) had commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $126 million outstanding aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2012 (CUSIP No. 74112BAC9) (the “Notes”).  The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 10, 2010 (the “Offer to Purchase”).  The Offer will expire at 11:59 p.m., New York City time, on Tuesday, April 6, 2010, unless the Offer is extended (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture, as supplemented, that governs the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on Tuesday, March 23, 2010, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,005.00 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $975.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, Prestige Brands will execute a supplemental indenture effecting the proposed amendments to the indenture governing the Notes.  Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn upon the earlier of (i) 5:00 p.m., New York City time, on Tuesday, March 23, 2010, and (ii) execution of the supplemental indenture.

The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal and consent.  The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture, as supplemented, governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, (ii) the receipt by Prestige Brands of net proceeds from a new debt financing on terms acceptable to Prestige Brands and the receipt by Prestige Brands of net proceeds from the issuance and sale of new senior notes, which will aggregate to an amount that is sufficient to pay the total consideration (including the consent payment) in respect of all notes (regardless of whether tendered) plus estimated fees and expenses relating to the Offer, as more fully described in the Offer to Purchase, and (iii) certain other conditions.

Prestige Brands has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 769-7666 (toll-free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture.  The Offer is made solely pursuant to the Offer to Purchase.  The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the United States, Canada and certain international markets. Key brands include Compound W(R) wart treatments, Chloraseptic(R) sore throat relief and allergy treatment products, New Skin(R) liquid bandage, Clear Eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter healthcare products, The Doctor’s(R) NightGuard(TM) dental protector, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaners, and other well-known brands.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “continue” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the purchase of the Notes and the execution of a supplemental indenture. These statements are based on management’s estimates and assumptions with respect to future events, such as the Company’s ability to obtain new debt financing on acceptable terms and the receipt by the Company of sufficient net proceeds from the issuance and sale of new senior notes, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause actual results to vary is included in the Offer to Purchase as well as in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

SOURCE: Prestige Brands Holdings, Inc.